Exhibit 10.11

December 23, 2021

Mr. Tom Rohrs

[XXXXX]

[XXXXX]

Dear Tom:

On behalf of Ichor Holdings, Ltd. (the “Company”), we would like to formally confirm our offer to extend your position to serve as chairman (“Executive Chairman”) of the board of directors of the Company (the “Board”).

As a member of the Board, you will be involved in the oversight of the Company and its subsidiaries. We strongly believe that the Company will benefit from your involvement and are looking forward to working with you in the future. This letter will provide you with information relating to your service as Executive Chairman of the Board, the compensation associated with such service, conditions applicable to our offer, and the other terms of your Board membership.

Duties: It is our experience that you are familiar with the duties and obligations associated with board membership at public companies, and we will not attempt to review those responsibilities in this letter. However, as a practical matter, the Executive Chairman is generally responsible for oversight of the Board on a day-to-day basis.

Conflicts of Interest: You shall immediately disclose to the Company any conflict of interest that arises in relation to your service as Executive Chairman as a result of any present or future appointment, employment or other engagement.

Start Date: Your new term will renew as Executive Chairman on January 7, 2022, or such other date as mutually agreed between you and the Company (the “Start Date”).

Term: You agree to serve as Executive Chairman through the May 2023 Annual Shareholder Meeting.

Cash Compensation for Board Service: You will be entitled to the following compensation in connection with your acceptance of the position as Executive Chairman, commencing as of the Start Date:

1.

An annual cash retainer of $150,000, which will be paid every two weeks and prorated for any partial years of service (the “Cash Retainer”). The Cash Retainer may be changed from time to time, at the discretion of the Board.

2.

An annual bonus opportunity equal to 100% of the Cash Retainer (the “Bonus”). The Bonus will be calculated based on mutually agreed upon performance objectives established between you and the Company, and will be payable when bonuses for similarly situated individuals are paid their bonuses.

3.

Coincident with the contract renewal date or as soon as practicable thereafter, a one-time grant of incentive equity consisting of restricted stock units in the Company pursuant to the Company’s 2016 Omnibus Incentive Plan with a grant value equal to $250,000, measured as of the date of Grant (the “RSU Grant”). The RSU Grant will be delivered to you for signature under separate cover.

The Company may withhold from any amounts otherwise due or payable under or pursuant to this agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law or regulation.

Termination. Upon your separation from service with the Company for any reason, all compensation and benefits due to you shall be governed by the Company’s Select Severance Plan, in which you will participate as an Eligible Employee.

D&O Insurance. As a director of the Company, you will be covered by the Directors & Officers Liability insurance policy of the Company. This policy protects directors and officers of the Company from liability in the event of a claim or lawsuit against them alleging wrongdoing in connection with the Company’s business. This policy does not cover fines and penalties once a verdict of dishonesty or fraud by a court of law or other regulatory body has been made against the director.

Confidentiality. You hereby agree that, notwithstanding anything contained herein to the contrary, the restrictions, commitments and covenants set forth in Section 6 of the Prior Agreement continue to survive the termination thereof and shall be incorporated into this Agreement by reference.

General: This Agreement supersedes any conversations we may have had about your service as Executive Chairman or compensation as a Board member, or any written materials previously provided to you relating to this subject. Further, this letter, if accepted by you, will represent our entire agreement relating to your service on the Board, subject only to written amendment. This Agreement resulting from its acceptance shall be governed by United States Law and any disputes arising or relating to the same shall be heard and determined only by a court sitting in Delaware.

We are delighted to be able to extend you this offer on behalf of the Board and the Company, and look forward to having the pleasure of working with you in the future. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Diana Finucane.

Sincerely,	Accepted by,

/s/ Diana Finucane	/s/ Thomas M. Rohrs
Diana Finucane	Thomas M. Rohrs
Date: December 23, 2021	Date: December 31, 2021

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